Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2017 second QUARTER RESULTS

EARNINGS PER DILUTED SHARE OF $0.54

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  May  9, 2017 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today reported financial results for its fiscal 2017  second quarter ended March 31, 2017.

Fiscal 2017 Second Quarter Highlights

•	Reported revenue of $39.1 million compared to $38.1 million in the second quarter of 2016
o	Excluding the divested Medical Products business, pro forma revenue increased 9.8% compared to the prior year
o	Military revenues increased $2.9 million
•	Reported net income of $5.2 million compared to $4.3 million in the second quarter of 2016
o	Excluding the divested Medical Products business, pro forma net income increased 30.0% compared to the prior year
•	On a GAAP basis, earnings per diluted share of $0.54 compared to $0.45 in the second quarter of 2016

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Our second quarter results continue to demonstrate our strong positioning in the marketplace and the progress we are making against our growth and lean initiatives. During the quarter we continued to see strong demand for our core recurring revenue services and benefitted from a large military shipment in the period. In addition, testing and refinement of our Verifii digital dosimetry platform remains on schedule for a controlled commercial launch in the second half of calendar 2017.”

Second Quarter Financial Overview

Revenues for the second fiscal quarter of 2017 were $39.1 million, a 2.6% increase compared to revenues of $38.1 million for the second fiscal quarter of 2016.  Excluding the Medical Products business which was divested in the third fiscal quarter of 2016, total revenues increased $3.5 million or 9.8% compared to the prior year period.  Radiation Measurement revenues for the quarter increased to $28.7 million from $25.5 million for the second fiscal quarter of 2016.  Military sales in the second fiscal quarter of 2017 increased $2.9 million compared to the prior year period.  Medical Physics revenues increased $0.4 million, or 4.0%, to $10.4 million.

Operating income for the second fiscal quarter of 2017 was $7.8 million, compared to operating income of $7.2 million for the second fiscal quarter of 2016.  Excluding the operating income from the divested Medical Products business, operating income increased $1.0 million compared to the prior year period due primarily to the timing of military sales.

Fiscal Six Months Financial Overview

Revenues for the first six months of fiscal 2017 were $76.7 million, a 2.8% increase compared to $74.6 million for the first six months of fiscal 2016. Excluding the divested Medical Products business, total revenues increased $7.1 million or 10.2% compared to the prior year period.  Radiation Measurement revenues increased to $56.3 million from $50.2 million in the prior year period.  Military sales in the first six months of fiscal 2017 increased $5.1 million compared to the prior year period. The Medical Physics segment increased $1.0 million, driven by demand for imaging services.

Operating income for the first six months of fiscal 2017 was $15.3 million, compared to operating income of $13.5 million for the first six months of fiscal 2016. Excluding the operating income from the divested Medical Products business, operating income increased $2.8 million compared to the prior year period due primarily to the timing of military sales.

Use of Non-GAAP Financial Measures

Management believes the disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance.  Non-GAAP financial measures disclosed in this report include: EBITDA, Pro Forma Revenue and Pro Forma Operating Income.

EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA presentations disclosed by other companies. Management believes that EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

The Pro Forma Revenue and Pro Forma Operating Income measures exclude the Medical Products business, which was divested in May 2016.

These financial measures are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, May 9, 2017, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 18183898, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 18183898, which will be available through Thursday, June 8, 2017. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2017 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	March 31, 2017	September 30, 2016
Assets
Cash and cash equivalents	$12,875	$13,285
Receivables, net of allowances of $1,380 at March 31, 2017 and $1,296 at September 30, 2016	36,195	31,998
Inventories	6,026	5,670
Prepaid expenses and other current assets	6,583	5,049
Total current assets	61,679	56,002

Net property, plant and equipment	46,550	46,417
Equity in joint ventures	25,312	26,174
Goodwill	33,469	33,807
Intangible assets, net of accumulated amortization of $12,060 at March 31, 2017 and $11,772 at September 30, 2016	8,786	9,297
Other assets	14,712	19,119
Total assets	$190,508	$190,816

Liabilities
Total current liabilities	$33,365	$34,498
Long-term debt	105,100	109,100
Other non-current liabilities	26,972	26,619
Total liabilities	165,437	170,217

Stockholders' equity
Landauer, Inc. stockholders' equity	23,809	19,178
Noncontrolling interest	1,262	1,421
Total stockholders' equity	25,071	20,599
Total Liabilities and Stockholders' Equity	$190,508	$190,816

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2017	2016	2017	2016
Total revenues	$39,122	$38,082	$76,694	$74,612

Cost and expenses:
Cost of sales	18,805	18,327	36,742	36,342
Selling, general and administrative	12,508	12,538	24,701	24,801
Total costs and expenses	31,313	30,865	61,443	61,143

Operating income	7,809	7,217	15,251	13,469
Equity in income of joint ventures	1,173	252	1,809	553
Other expense, net	(538)	(1,026)	(1,660)	(2,119)
Income before taxes	8,444	6,443	15,400	11,903
Income tax expense	3,091	2,005	5,467	3,692
Net income	5,353	4,438	9,933	8,211
Less: Net income attributed to noncontrolling interest	178	159	357	289
Net income attributed to Landauer, Inc.	$5,175	$4,279	$9,576	$7,922

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.54	$0.45	$1.00	$0.83
Weighted average basic shares outstanding	9,561	9,518	9,550	9,483

Diluted	$0.54	$0.45	$0.99	$0.83
Weighted average diluted shares outstanding	9,595	9,550	9,589	9,516

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended March 31,
(Dollars in Thousands)	2017	2016
Cash flows from operating activities:
Net income	$9,933	$8,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,352	5,661
Equity in income of joint ventures	(1,809)	(553)
Dividends from joint ventures	1,341	1,195
Stock-based compensation and related net tax benefits	1,456	1,144
Current and long-term deferred taxes, net	3,307	1,076
Gain on sale, disposal and abandonment of fixed assets	17	12
Gain on investments	(281)	(221)
Changes in operating assets and liabilities	(5,378)	(3,715)
Net cash provided by operating activities	13,938	12,810

Net cash used in investing activities	(5,111)	(5,982)

Cash flows from financing activities:
Long-term borrowings, net	(4,000)	(7,400)
Dividends paid to stockholders	(5,328)	(5,286)
Other financing activities, net	(72)	(155)
Net cash used in financing activities	(9,400)	(12,841)

Effects of foreign currency translation	163	(88)
Net decrease in cash and cash equivalents	(410)	(6,101)
Opening balance - cash and cash equivalents	13,285	15,314
Ending balance - cash and cash equivalents	$12,875	$9,213

Non-GAAP Financial Measures

A reconciliation of EBITDA, Pro Forma Revenue and Pro Forma Operating Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
EBITDA
Net income attributed to Landauer, Inc.	$5,175	$4,279	$9,576	$7,922
Add back:
Net financing costs	493	1,013	1,172	1,831
Depreciation and amortization	2,674	2,864	5,352	5,661
Provision for income taxes	3,091	2,005	5,467	3,692
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,433	$10,161	$21,567	$19,106

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
Pro Forma Revenue
Total Revenues, as reported	$39,122	$38,082	$76,694	$74,612
Less:
Medical Products adjustment	-	(2,529)	-	(5,002)
Total Revenues, pro forma	$39,122	$35,553	$76,694	$69,610

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
Pro Forma Operating Income
Operating Income, as reported	$7,809	$7,217	$15,251	$13,469
Less:
Medical Products adjustment	-	(432)	-	(922)
Total Operating Income, pro forma	$7,809	$6,785	$15,251	$12,547

Segment Information

The following tables summarize financial information for each reportable segment for the three and six months ended March 31:

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands)	2017	2016	2017	2016
Revenues by segment:
Radiation Measurement	$28,692	$25,520	$56,324	$50,224
Medical Physics	10,430	10,033	20,370	19,386
Medical Products	-	2,529	-	5,002
Consolidated revenues	$39,122	$38,082	$76,694	$74,612

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands)	2017	2016	2017	2016
Operating income (loss) by segment:
Radiation Measurement	$11,409	$9,969	$22,641	$18,867
Medical Physics	672	918	1,351	1,696
Medical Products	-	432	-	922
Corporate	(4,272)	(4,102)	(8,741)	(8,016)
Consolidated operating income	$7,809	$7,217	$15,251	$13,469